UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2017

ISABELLA BANK CORPORATION
(Exact name of registrant as specified in its charter)

MICHIGAN
(State or other jurisdiction of incorporation)

000-18415	38-2830092
(Commission File Number)	(IRS Employer Identification No.)

401 North Main Street, Mt. Pleasant, Michigan	48858-1649
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (989) 772-9471
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.l4a-l2)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.l4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.l3e-4(c))

Section 5 - Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Appointment of Jill Bourland as a Director of Isabella Bank Corporation and Isabella Bank
On August 23, 2017, the Board of Directors (the "Board") of Isabella Bank Corporation (the "Corporation") appointed Jill Bourland (age 47) to the Board of the Corporation and to the Board of Directors of the Corporation's wholly-owned subsidiary, Isabella Bank (the "Bank"), effective August 24, 2017. Ms. Bourland will serve a term as a director until the Corporation's Annual Meeting of Shareholders in 2018. The Board has determined that Ms. Bourland is an "independent director" within the meaning of applicable rules and regulations of the Securities and Exchange Commission.
Jill Bourland is CEO and Principal of Blystone & Bailey CPAs PC. Ms. Bourland is a graduate of Central Michigan University and a Certified Public Accountant. She has over 25 years of audit, tax and accounting experience with a concentration in small business and affordable housing sectors. She currently serves as Vice President of the Mt. Pleasant Area Community Foundation where she previously served as Treasurer and Chair of the Finance Committee. She is involved with the Gratiot-Isabella Technical Education Center Accounting/Business Advisory Committee. She is also a member of the American Institute of Certified Public Accountants, Michigan Association of Certified Public Accountants and Home Builders Association.
(d) Appointment of Jerome Schwind as a Director of Isabella Bank Corporation
On August 23, 2017, the Board appointed Jerome Schwind (age 51) to the Board effective August 24, 2017. Mr. Schwind's term as a director will run until the Corporation's Annual Meeting of Shareholders in 2018. A previously filed Form 8-K from May 30, 2017, reported that Mr. Schwind has been appointed to the Board of Directors of the Bank, effective May 25, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISABELLA BANK CORPORATION

Dated:	August 29, 2017	By:	/s/ Jae A. Evans
Jae A. Evans, President & CEO